Exhibit (a)(1)(E)
KING PHARMACEUTICALS, INC.
Offer to Purchase for Cash Any and All Outstanding
2 3/4% Convertible Debentures due November 15, 2021
(CUSIP No. 495582AF5 or 495582AG3)
THIS OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON FRIDAY, MAY 26, 2006, UNLESS EARLIER TERMINATED OR EXTENDED.
April 28, 2006
To our clients:
      Enclosed for your consideration is the Offer to Purchase dated April 28, 2006 (“Offer to Purchase”) and the related Letter of Transmittal (individually, the Letter of Transmittal and, together with the Offer to Purchase, the “Offer”) relating to an offer by King Pharmaceuticals, Inc., a Tennessee corporation (“King”), to current holders of its 2 3/4 % Convertible Debentures due November 15, 2021 (the “Debentures”) to purchase for cash, any and all such Debentures, upon the terms and subject to the conditions set forth in the Offer. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Offer to Purchase.
      To receive the Offer Consideration, holders of Debentures must tender Debentures in the manner described in the Offer to Purchase and the related Letter of Transmittal before the Expiration Date.
      We are the holder of record of the Debentures held by us for your account. As the holder of record, a tender of your Debentures can be made only by us. We will execute a Letter of Transmittal for you based on the instructions you give us on the attached sheet. (A copy of the Letter of Transmittal is furnished to you for your information only. It cannot be used by you to tender Debentures that are held by us for your account.)
      Accordingly, we request instructions as to whether you wish to tender any or all Debentures held by us for your account, upon the terms and subject to the conditions of the Offer.
      Your attention is directed to the following:

1. The Offer is for any and all Debentures that are outstanding.

2. The Offer Consideration for the Debentures is $996.25 per each $1,000 principal amount of Debentures.

3. King will not purchase any Debentures tendered unless certain conditions are met as described in the Offer to Purchase.

4. The Offer will expire at 12:01 a.m., New York City time, on Friday, May 26, 2006, unless the Offer is extended (such time and date, as the same may be extended, the “Expiration Date”) or terminated.

5. Tenders of Debentures may be withdrawn at any time prior to the Expiration Date.

6. There will be no guaranteed delivery procedures.

7. Neither the management of King nor its Board of Directors, the Dealer Manager, the Depositary, the Information Agent or their respective affiliates make any recommendation to any Holder as to whether to tender any such Debentures or not. King has not authorized any person to make any such recommendation. Holders should carefully evaluate all information in the Offer, consult their own investment and tax advisors and make their own decisions about whether to tender such Debentures and, if so, how many Debentures to tender.

      If you wish to have us tender any or all of your Debentures, please so instruct us by completing and returning to us the INSTRUCTION FORM included herein. An envelope to return your instructions to us is enclosed. If you authorize a tender of your Debentures, all your Debentures will be tendered unless otherwise indicated.
      The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Debentures in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction to which the Offer may only be made by a licensed or registered dealer, it is made by Citigroup Global Markets Inc., as Dealer Manager, on behalf of King. Questions about the materials may be addressed to Citigroup Global Markets Inc. by calling (877) 531-8365 (toll-free) or Georgeson Shareholder Communications, Inc., as Information Agent, by calling (800) 866-1394 (toll-free).

Instruction Form

For Beneficial Owners to Send to Their Custodian or Other Nominee/Participant in DTC
Regarding my holdings of:

King Pharmaceuticals, Inc. 2 3/4% Convertible Debentures, due November 15, 2021
      The undersigned acknowledges receipt of King Pharmaceuticals, Inc.’s Offer to Purchase dated April 28, 2006 and Letter of Transmittal (collectively, the “Offer Document”), relating to its offer to purchase for cash any and all of the above-referenced Debentures that are currently outstanding.
      This will instruct you (as my custodian/nominee) to tender the principal amount of Debentures indicated below and held by you in “street name” or through The Depositary Trust Company (“DTC”), upon the terms and subject to the conditions set forth in the Offer Document. (NOTE TO BENEFICIAL OWNER: PLEASE COMPLETE ALL STEPS.)

STEP 1:	Amount of my Debentures to be tendered:*	$

* Unless otherwise indicated, it will be assumed that all of your Debentures held by the custodian/nominee for your account are to be tendered.

STEP 2:	(Print) Name(s) of Beneficial Owner(s)

STEP 3:	(Print) Name(s) of Authorized Signatory(ies)

STEP 4:	Signature(s) of Beneficial Owner(s) or Authorized Signatory(ies)

STEP 5:	Dated:

STEP 6:	Tax Identification or Social Security No.

STEP 7:	Phone	Address(es) Zip Code

STEP 8:	Deliver this sheet immediately (by fax or otherwise) to your custodian/nominee (e.g., your broker, dealer, bank, trust company or other nominee/participant in DTC).
      The method of delivery of this document is at the option and risk of the tendering owner of Debentures. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.
THIS FORM MUST BE RETURNED TO THE BENEFICIAL OWNER’S BANK OR BROKER, AND NOT TO THE DEPOSITARY, WITH SUFFICIENT TIME FOR THE BENEFICIAL OWNER’S BANK OR BROKER TO INSTRUCT THE DEPOSITARY TO EXECUTE THE ABOVE TRANSACTIONS PRIOR TO THE EXPIRATION DATE.

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